UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

SBA COMMUNICATIONS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SBA COMMUNICATIONS CORPORATION

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 18, 2005

SBA Communications Corporation’s Annual Meeting of Shareholders will be held on Wednesday, May 18, 2005 at 10:00 a.m. We will meet at SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487. If you owned common stock at the close of business on March 18, 2005 you may vote at this meeting or any adjournments or postponements thereof. At the meeting, we plan to:

1.	elect two directors for a term of three years and one director for a term of one year and, in each case, until their successors are duly elected and qualified; and

2.	transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors is not aware of any other proposals for the May 18, 2005 meeting.

It is important that your common stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

On behalf of the Board of Directors of

SBA Communications Corporation,

STEVEN E. BERNSTEIN

Chairman

Boca Raton, Florida

April 15, 2005

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED

PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED

AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

i

SBA COMMUNICATIONS CORPORATION

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of SBA Communications Corporation (“SBA” or the “Company”) for the Annual Meeting of Shareholders to be held on Wednesday, May 18, 2005 at 10:00 a.m. at SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487 and thereafter as it may from time to time be adjourned. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about April 15, 2005.

Who May Vote

Each shareholder of record at the close of business on March 18, 2005 is entitled to notice of and to vote at the annual meeting. On the record date, there were 65,539,656 shares of our Class A common stock outstanding, with a par value of $.01 per share (the “Class A Common Stock” or “Common Stock”). As of March 18, 2005, there were no shares of Class B Common Stock outstanding. Holders of the Class A Common Stock are entitled to one vote per share held as of the record date.

How You May Vote

You may vote (1) in person by attending the meeting or (2) by mail by completing and returning a proxy. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

Proxies duly executed and received in time for the meeting will be voted in accordance with your instructions. If no instructions are given, proxies will be voted as follows:

1.	FOR the election as a director of the two Class III nominees named herein, each to serve for a term of three years and the one Class I nominee named herein to serve for a term of one year and, in each case, until their successors are duly elected and qualified; and

2.	In the discretion of the proxy holders, FOR or AGAINST such other business as may properly come before the meeting or any adjournment thereof.

How You May Revoke or Change Your Vote

Proxies may be revoked at any time prior to the meeting in the following ways:

•	by giving written notice of revocation to the Secretary of SBA;

•	by giving a later dated proxy; or

•	by attending the meeting and voting in person.

Voting Procedures

All record holders of issued and outstanding shares of Common Stock are entitled to vote on Proposal 1. Brokers who hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors. Shares for which brokers have not received instructions, and therefore are not voted with respect to a certain proposal are referred to as “broker non-votes.”

Under Florida law and our Bylaws, the presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast on the matter at the annual meeting constitutes a quorum, except that under our Bylaws, in no event shall a quorum consist of less than one-third of the shares entitled to vote. A share that is represented “for any purpose” is deemed present for quorum purposes. Therefore, abstentions and broker non-votes will count for purposes of determining if there is a quorum present at the annual meeting.

PROPOSAL 1 —

ELECTION OF DIRECTORS

Proposal

Our Board of Directors currently consists of eight directors, divided into three classes with members of each class of directors serving for staggered three-year terms. Pursuant to the recommendation of the Nominating Committee, our Board of Directors expanded the size of our Board of Directors from six to eight members in August 2004. Our current Board members and classifications are as follows:

Class I	Class II	Class III
Brian C. Carr	Jack Langer	Steven E. Bernstein
Philip L. Hawkins	Jeffrey A. Stoops	Duncan H. Cocroft
Steven E. Nielsen		Donald B. Hebb, Jr.

The terms of the three current Class III directors will expire at the 2005 Annual Meeting of Shareholders. The Nominating Committee has recommended that Mr. Bernstein, a current Class III director, be nominated for re-election. The Nominating Committee has also recommended that Mr. Cocroft, appointed by our Board of Directors as a Class III director in August 2004 pursuant to the recommendation of the Nominating Committee, be nominated for election. Mr. Hebb, the other current Class III director, has decided not to stand for re-election. Based on Mr. Hebb’s decision not to stand for re-election, the Board has decided to reduce the size of our Board of Directors from eight to seven. Therefore, upon the expiration of Mr. Hebb’s term at the 2005 Annual Meeting of Shareholders, there will not be a vacancy on the Board of Directors.

Upon the expansion of our Board of Directors in August 2004, Mr. Hawkins was appointed by our Board of Directors as a Class I director pursuant to the recommendation of the Nominating Committee. Pursuant to Florida law, Mr. Hawkins must stand for election at the 2005 Annual Meeting of Shareholders although the term of Class I directors does not expire until the 2006 Annual Meeting of Shareholders. The Nominating Committee has recommended that Mr. Hawkins be nominated for election at the 2005 Annual Meeting of Shareholders for the remaining one year of the three year term of a Class I director.

Nominees to Serve for a Three Year Term Expiring in 2008

The following current Class III directors have been nominated by the Board for election to the Board of Directors as Class III directors for a term of three years, expiring at the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified.

Steven E. Bernstein, 44, our founder, has served as our Chairman since our inception in 1989 and was our Chief Executive Officer from 1989 to 2001. From 1986 to 1989, Mr. Bernstein was employed by McCaw Cellular Communications. Mr. Bernstein was the Personal Communications Industry Association’s 1996 Entrepreneur of the Year.

Duncan H. Cocroft, 61, has served as a director of SBA since August 2004. Mr. Cocroft, a consultant and private investor, retired in March 2004 from Cendant Corporation, a provider of consumer and business services primarily in the travel and real estate services industries. Mr. Cocroft served as Cendant’s Executive Vice President — Finance and Treasurer from September 1999 to March 2004. Prior to joining Cendant, Mr. Cocroft served as Senior Vice President and Chief Administrative Officer of Kos Pharmaceuticals. His other prior senior management positions include Vice President — Finance and Chief Financial Officer of International Multifoods, an operator of food manufacturing businesses in the U.S. and Canada, and Vice President and Treasurer of Smithkline Beckman, a pharmaceutical company. Mr. Cocroft also serves on the Board of Directors of Atlas Air Worldwide Holdings, a provider of global air cargo services. Mr. Cocroft was nominated to our Board of Directors by the Nominating Committee after having been referred by Mr. Hebb.

Nominee to Serve for the Remaining One Year Term Expiring in 2006

The following person has been nominated by the Board of Directors for election to the Board of Directors as a Class I director for the remaining one year of the three year term of a Class I director, expiring at the 2006 Annual Meeting of Shareholders and until his successor is elected and qualified.

Philip L. Hawkins, 49, has served as a director of SBA since August 2004. Mr. Hawkins has served as President of CarrAmerica Realty Corporation, a publicly traded real estate investment trust, since March 2002 and as Chief Operating Officer from October 1998 to March 2002. Prior to joining CarrAmerica in 1996, Mr. Hawkins was employed by Jones Lang LaSalle, a real estate services company. Mr. Hawkins also serves on the Board of Directors of CarrAmerica Realty Corporation. Mr. Hawkins was nominated to our Board of Directors by the Nominating Committee after having been referred by Korn/Ferry International, a third party search firm consulted by the Nominating Committee to assist in identifying and evaluating potential nominees.

Each of the nominees has consented to be named in this proxy statement and to serve as a member of our Board of Directors if elected. In the event that a nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than two nominees as Class III directors and one nominee as a Class I director. Our management has no reason to believe that the nominees will not serve if elected.

Vote Required

The affirmative vote of a plurality of the votes cast by holders of outstanding shares of the Common Stock is required for the approval of the election of a director. You may vote in favor of a nominee or you may withhold your vote from a nominee. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” each of the three nominees.

Non-Continuing Director

Director Whose Term Expires in 2005

Donald B. Hebb, Jr., 62, has served as a director of SBA since March 1997. Mr. Hebb has served as the Managing General Partner of ABS Capital Partners, a private equity investment firm, and related entities, since 1990. Mr. Hebb currently serves as a director of T. Rowe Price Group, Inc., a publicly-traded investment management firm, and as a director of several private companies.

Continuing Directors

Directors Whose Term Expires in 2006

Brian C. Carr, 43, has served as a director of SBA since May 2004. Mr. Carr has served as Chairman and Chief Executive Officer of American Esoteric Laboratories, a company engaged in advanced clinical laboratory testing, since June 2003. From November 2000 to April 2003, Mr. Carr was the President and a director of AmeriPath, Inc., an anatomic pathology laboratory company. From March 1997 to November 2000, Mr. Carr was the founder, President, Chief Executive Officer and a director of InformDX, a pathology services company that was acquired by AmeriPath.

Steven E. Nielsen, 42, has served as a director of SBA since November 2001. Mr. Nielsen has served as President and Chief Executive Officer of Dycom Industries, Inc., a publicly-traded provider of engineering, construction and maintenance services to telecommunication providers, since March 1999. From August 1996 to March 1999, Mr. Nielsen served as President and Chief Operating Officer of Dycom Industries, Inc. and from February 1996 to August 1996 as Vice President of Dycom Industries, Inc. Mr. Nielsen also serves as Chairman of the Board of Directors of Dycom Industries, Inc.

Directors Whose Term Expires in 2007

Jeffrey A. Stoops, 46, President, Chief Executive Officer and Director, joined SBA in April 1997 and has served as a director of SBA since August 1999. Mr. Stoops was appointed Chief Executive Officer effective as of January 2002, President in April 2000, and previously served as our Chief Financial Officer. Prior to joining us, Mr. Stoops was a partner with Gunster, Yoakley & Stewart, P.A., a South Florida law firm, where he practiced law.

Jack Langer, 56, has served as a director of SBA since May 2004. Mr. Langer is a private investor. From April 1997 to December 2002, Mr. Langer served as Managing Director and the Global Co-Head of the Media Group at Lehman Brothers Inc. From 1995 to 1997, Mr. Langer served as the Managing Director and Head of Media Group at Bankers Trust & Company. From 1990 to 1994, Mr. Langer served as Managing Director and Head of Media Group at Kidder Peabody & Company, Inc. Mr. Langer also serves on the Board of Directors of Hummingbird, Ltd., a global provider of enterprise software solutions, and CKX, Inc., a company engaged in the ownership, development and commercial utilization of entertainment content.

Compensation of Directors

Our 2001 Equity Participation Plan provides that all non-employee directors, upon their initial election or appointment to the Board of Directors, will be granted non-qualified stock options to purchase 50,000 shares of Class A Common Stock with a per share exercise price equal to the fair market value per share of our Class A Common Stock at the grant date. Such options will vest and become exercisable in equal annual installments on each of the first five anniversaries of the grant date so long as the person continues to serve as a member of our Board of Directors. On May 6, 2004, upon their election to the Board of Directors, each of Messrs. Carr and Langer received a grant of non-qualified stock options to purchase 50,000 shares of Class A Common Stock at an exercise price of $3.78. On August 10, 2004, upon their appointment to the Board of Directors, each of Messrs. Cocroft and Hawkins received a grant of non-qualified stock options to purchase 50,000 shares of Class A Common Stock at an exercise price of $4.67. Additionally, as of 2001, during July of each fiscal year, each continuing non-employee director will receive an annual grant of non-qualified stock options to purchase shares of Class A Common Stock. The number of shares will be determined by the full Board of Directors annually. The per share exercise price of these options will equal the fair market value per share of our Class A Common Stock at the grant date. Each of these annual grants of options will fully vest and become exercisable on the first anniversary of the grant date. On July 30, 2004, each of our continuing non-employee directors, Messrs. Hebb and Nielsen, received an annual grant of non-qualified stock options to purchase 16,250 shares of our Class A Common Stock at an exercise price of $4.49. Mr. Bernstein also received on July 30, 2004, an annual grant of non-qualified stock options to purchase 16,250 shares of our Class A Common Stock at an exercise price of $4.49. Messrs. Carr, Cocroft, Hawkins and Langer were not eligible to receive this grant as they were elected or appointed to the Board of Directors in 2004.

As of 2002, each non-employee director will receive annual compensation in the amount of $20,000 plus $1,000 for each regular meeting and each special meeting at which action is taken. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors’ meeting. Other than the Chairman of the Audit Committee, directors who serve on any of the committees of the Board of Directors described below do not receive any additional compensation for their services as a committee member. The Chairman of the Audit Committee receives additional annual compensation in the amount of $5,000. During 2004, Mr. Hebb received such additional annual compensation for his service as Chairman of the Audit Committee. In December 2004, Mr. Cocroft replaced Mr. Hebb as Chairman of the Audit Committee. In connection with this role, Mr. Cocroft received additional annual compensation in the amount of $2,500, the pro-rated portion of the $5,000 annual compensation. Directors who are employees do not receive any additional compensation for their services as a director.

Mr. Bernstein received approximately $60,000 in total compensation during 2004 and is expected to receive approximately $40,000 in total compensation during 2005.

Independence of the Board

The Board of Directors has determined that the following six individuals of its eight members of the Board of Directors are independent as defined by the Nasdaq Marketplace Rules: Messrs. Carr, Cocroft, Hawkins, Hebb, Langer and Nielsen.

Committees and Meetings of the Board

The Board of Directors held 12 meetings, including four regularly scheduled meetings and eight special meetings, during the year ended December 31, 2004. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he served. It is the policy of the Board of Directors of SBA to encourage its members to attend SBA’s Annual Meeting of Shareholders. All members of the Board of Directors were present at SBA’s 2004 Annual Meeting of Shareholders.

Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. The Audit Committee and the Compensation Committee were established in May 1999. The Nominating Committee was established in March 2002 and commenced its activities during fiscal year 2002.

On March 4, 2004 the Board of Directors approved our Code of Ethics. The Code of Ethics sets forth standards of conduct applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure, and compliance with applicable governmental rules and regulations. Our Code of Ethics is available to view at our website, www.sbasite.com.

Audit Committee.  The Audit Committee presently consists of Messrs. Carr, Cocroft, Hebb and Nielsen. Our Board of Directors has determined that the members of the Audit Committee are independent directors as defined under Rule 4200(a)(15) of The Nasdaq Stock Market Inc.’s Marketplace Rules. The Audit Committee has been assigned the principal function of establishing our audit policies, selecting our independent auditors and overseeing the engagement of our independent auditors. The Audit Committee’s responsibilities are set forth in an Audit Committee Charter, a copy of which can be found on SBA’s website www.sbasite.com. The Board of Directors has designated Mr. Cocroft the “audit committee financial expert” as defined by the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee held nine meetings during the year ended December 31, 2004.

Compensation Committee.  The Compensation Committee presently consists of Messrs. Carr, Hawkins, Langer and Nielsen. The Compensation Committee has been assigned the functions of establishing salaries, incentives and other forms of compensation for executive officers and administers incentive compensation and benefit plans provided for employees. The Compensation Committee held four meetings during the year ended December 31, 2004.

Nominating Committee.  The members of the Nominating Committee are Messrs. Cocroft, Hawkins, Hebb and Langer. Our Board of Directors has determined that the members of the Nominating Committee are independent directors as defined under Rule 4200(a)(15) of The Nasdaq Stock Market Inc.’s Marketplace Rules. The Nominating Committee has been assigned the functions of reviewing and making recommendations on matters relating to the size and effectiveness of the Board, including the composition and experience base of the members of the Nominating Committee and the Board, reviewing and recommending candidates for directors and reviewing with management Board membership succession planning. The Nominating Committee’s responsibilities are set forth in a Nominating Committee Charter, a copy of which can be found on SBA’s website, www.sbasite.com. The Nominating Committee held two meetings during the year ended December 31, 2004.

The Nominating Committee considers possible candidates from many sources, including shareholders, for nominees for directors. If a shareholder wishes to recommend a nominee for director, written notice should be sent to the Corporate Secretary by December 16, 2005 in accordance with the instructions set forth later in this proxy statement under “Shareholder Proposals for 2006 Annual Meeting.” Each written notice must set forth: (1) the name and address of the shareholder who is making the nomination; (2) the number of shares of SBA’s Common Stock which are beneficially owned by the shareholder and a representation that the shareholder is a holder of record of Common Stock of the Company entitled to vote at such annual meeting of the shareholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice; (3) the name of the director candidate; (4) a complete resume or statement of the candidate’s qualifications (including education, work experience, knowledge of SBA’s industry, membership on the board of directors of another corporation and civic activity); (5) a description of all arrangements or understandings between the shareholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the shareholder; (6) such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate’s independence as defined under the rules and regulations promulgated by the SEC and The Nasdaq Stock Market and information regarding the candidate’s attributes that the Nominating Committee would need to consider in order to assess whether such candidate would qualify as an “audit committee financial expert” as defined by the rules and regulations promulgated by the SEC; and (7) the candidate’s consent to serve as a director of SBA if elected. The Nominating Committee will evaluate the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Nominating Committee, in accordance with the Criteria for Nomination to the Board of Directors set forth in the Nominating Committee charter, which, as discussed above, can be found on SBA’s website, www.sbasite.com.

From time to time, the Nominating Committee has retained the services of Korn/Ferry International, a third party search firm providing recruitment and leadership development services, to assist the Nominating Committee in identifying and evaluating potential nominees for the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our outstanding Common Stock to file with the SEC reports of changes in their ownership of Common Stock. Officers, directors and greater than 10% shareholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% shareholders were complied with.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2004, Messrs. Carr, Hawkins, Hebb, Langer, Miller and Nielson served as members of the Compensation Committee. Mr. Miller did not stand for re-election and his term expired after the 2004 Annual Meeting of Shareholders. Mr. Hawkins replaced Mr. Hebb on the Compensation Committee upon his appointment to the Board of Directors. None of the members of the Compensation Committee served as an officer or employee of ours or any of our subsidiaries during the fiscal year ended December 31, 2004 nor was formerly an officer or employee of ours or any of our subsidiaries. There were no material transactions between us and any of the members of the Compensation Committee during the fiscal year ended December 31, 2004.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting process of SBA on behalf of the Board of Directors of SBA. Management has primary responsibility for SBA’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of SBA’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and evaluating the effectiveness of internal controls and issuing a report thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of SBA and the audits of the financial statements of SBA.

During the course of 2004 and the first quarter of 2005, the Audit Committee regularly met and held discussions with management and the independent auditors. In the first quarter of 2005, the discussions included several meetings to discuss the letter issued by the Office of the Chief Accountant of the SEC to the American Institute of Certified Public Accountants regarding certain operating lease accounting issues, management’s review of its accounting practices regarding its method of accounting for certain types of ground leases and management’s determination that it would adjust its method of accounting for certain types of ground leases underlying its tower sites and amortization of tower assets. Based upon the Audit Committee’s review and discussions with management and the independent auditors regarding the method of accounting for certain types of ground leases, the Audit Committee determined that the audited consolidated balance sheet as of December 31, 2003 and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2003 should be restated. In the discussions related to SBA’s consolidated financial statements for fiscal year 2004, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U. S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements for fiscal year 2004 and the restated audited consolidated balance sheet as of December 31, 2003 and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2003.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of SBA’s financial statements for fiscal year 2004 is compatible with maintaining the independent auditors’ independence. The Audit Committee’s policy is that it must approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the report and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the years ended December 31, 2004 and the restated audited consolidated balance sheet as of December 31, 2003 and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2003 be included in SBA’s Annual Report on Form 10-K, for filing with the SEC.

See the portion of this proxy statement titled “Committees and Meetings of the Board” on page 6 for information on the Audit Committee’s meetings in 2004.

The Audit Committee

Brian C. Carr

Duncan H. Cocroft

Donald B. Hebb, Jr.

Steven E. Nielsen

April 8, 2005

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report and the Performance Graph of shareholder return that follow shall not be incorporated by reference into any such filings.

Independent Auditor’s Fees

The aggregate fees billed to SBA for the years ended December 31, 2003 and 2004, by our principal accounting firm Ernst & Young LLP, are as follows:

Audit Fees:  The aggregate audit fees paid for professional services rendered by Ernst & Young LLP for the years ended December 31, 2003 and 2004 were approximately $1,654,000 and $1,917,000, respectively. These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K); (ii) reviews of our quarterly financial statements (Forms 10-Q); (iii) the audit of the Company’s internal control over financial reporting and attestation services in connection with the Company’s compliance with Section 404 of the Sarbanes — Oxley Act of 2002; (iv) fees associated with assisting us with the preparation and review of our various documents relating to our debt offerings, including the preparation of comfort letters; and (v) other statutory audits required for the years ended December 31, 2003 and 2004. For the year ended December 31, 2003, these professional services also included $775,000 relating to the re-audit of our financial statements for the year ended December 31, 2001. For the year ended December 31, 2004, these professional fees also included fees relating to the restatements of our financial statements for the years ended December 31, 2002 and 2003.

Audit-Related Fees:  The aggregate fees for professional services rendered by Ernst & Young LLP for audit-related services in connection with accounting and financial reporting issues related to the Sarbanes-Oxley Act for the year ended December 31, 2003 was approximately $10,000. There were no fees for audit-related services for the year ended December 31, 2004.

Tax Fees:  The aggregate fees for professional services rendered by Ernst & Young LLP for (i) compliance fees for preparation of tax returns, (ii) assistance with tax planning strategies, and (iii) tax examination assistance during the years ended December 31, 2003 and 2004 were approximately $304,000 and $259,000, respectively.

All Other Fees:  There were no other fees paid for professional services that were not included in audit fees, audit-related fees and tax fees for the year ended December 31, 2003. The aggregate fees paid for professional services rendered by Ernst & Young LLP in connection with providing the Company with the EY Online accounting research tool for the year ended December 31, 2004 were approximately $2,000.

Ernst & Young LLP advised the Audit Committee that it did not believe its audit was impaired by providing such services. As a result, Ernst & Young LLP confirmed that, as of December 31, 2004, it was an independent accountant with respect to SBA within the meaning of the Securities Act of 1933 and the requirements of the Independence Standards Board.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has a policy of considering and, if deemed appropriate, approving, on a case by case basis, any audit or permitted non-audit service proposed to be performed by Ernst & Young LLP in advance of the performance of such service. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not implemented a policy or procedure which delegates the authority to approve, or pre-approve, audit or permitted non-audit services to be performed by Ernst & Young LLP. In connection with making any pre-approval decision, the Audit Committee must consider whether the provision of such permitted non-audit services by Ernst & Young LLP is consistent with maintaining Ernst & Young’s status as our independent auditors.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by Ernst & Young LLP during fiscal year 2004, as described above.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

As of April 15, 2005 each of the persons below served as one of our executive officers or key employees.

Name	Age	Position
Jeffrey A. Stoops	46	President and Chief Executive Officer
Kurt L. Bagwell	40	Senior Vice President and Chief Operating Officer
Anthony J. Macaione	41	Senior Vice President and Chief Financial Officer
Thomas P. Hunt	47	Senior Vice President and General Counsel
Jason V. Silberstein	37	Vice President — Property Management
Reid Boynton	50	Vice President — Northeast Region
Brendan T. Cavanagh	33	Vice President and Chief Accounting Officer
Pamela J. Kline	41	Vice President — Capital Markets
Jim D. Williamson	59	Vice President — Southeast Region

Below is a summary of the business experience of each of our executive officers who does not serve on our Board of Directors. The business experience of Mr. Stoops appears under the caption “Election of Directors” set forth above.

Kurt L. Bagwell has served as our Senior Vice President and Chief Operating Officer since January 1, 2002. Mr. Bagwell joined SBA Network Services, Inc., a subsidiary of ours, in February 2001 as Vice President of Network Services. Prior to joining us, Mr. Bagwell served as Vice President — Site Development for Sprint PCS from May 1995 to February 2001.

Anthony J. Macaione, CPA, has served as our Senior Vice President and Chief Financial Officer since April 2004. From May 2001 to April 2004, Mr. Macaione served as Senior Vice President, Corporate Controller and Chief Accounting Officer for Perry Ellis International, Inc., an apparel company. Prior to Perry Ellis, Mr. Macaione served as Vice President-Finance for The Monet Group, a jewelry and accessories company subsequently acquired by Liz Claiborne, Inc., from August 1995 to December 2000.

Thomas P. Hunt has served as our Senior Vice President and General Counsel since September 2000. Prior to joining us, Mr. Hunt was a partner with Gunster, Yoakley & Stewart, P.A., a South Florida law firm, where he practiced for 16 years in the corporate and real estate areas. Mr. Hunt is a member of the Florida Bar.

Jason V. Silberstein has served as our Vice President — Property Management since January 2000. Mr. Silberstein joined SBA in 1994 and has held various positions with us, including Director — Property Management and Regional Director — Florida.

Below is a summary of the business experience of each of our key employees.

Reid Boynton has served as our Vice President — Northeast Region since January 2001. Mr. Boynton joined SBA in 1996 and has held various positions, including Project Director for Sprint PCS in Boston and President of Operations. Prior to joining us, Mr. Boynton was a Site Development Director for Nextel Communications in the New England market.

Brendan T. Cavanagh, CPA, has served as our Vice President and Chief Accounting Officer since June 2004. Mr. Cavanagh joined SBA in 1998 and has held various positions with us including serving as Vice President — Site Administration, from January 2003 to June 2004. Prior to joining us, Mr. Cavanagh was a senior accountant with Arthur Andersen LLP where he was employed for three years.

Pamela J. Kline, CPA, has served as our Vice President — Capital Markets since January 2001. Ms. Kline joined SBA in 1997 and has held various positions, including Director of Finance and Accounting and Chief Accounting Officer. Prior to joining us, Ms. Kline was an Audit Manager with Arthur Andersen LLP where she was employed for 10 years.

Jim D. Williamson has served as our Vice President — Southeast Region since January 2001. Mr. Williamson joined us in October 1995 and has held various positions with us, including Program Manager, Project Director responsible for network buildouts, Corporate Director of Build to Suit Support, Director of Due Diligence with overall responsibility for SBA’s Corporate Strategic Siting Initiative, Territory Manager for Alabama, Mississippi and Northeast Florida and General Manager for the Southeast Region. Prior to joining us, Mr. Williamson was employed for 28 years in various capacities with BellSouth.

EXECUTIVE COMPENSATION

The following table presents certain summary information for the fiscal year ended December 31, 2004 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer and our, or our subsidiaries’, other four most highly compensated executive officers (the “Named Executive Officers”) whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2004.

Summary Compensation Table

for Fiscal Year 2004

		Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus($)(1)		Other Annual Compensation ($)		Securities Underlying Options (#)		All Other Compensation ($)
Jeffrey A. Stoops President and Chief Executive Officer	2004 2003 2002	430,000 410,000 410,000	430,000 315,000 —	(2)	* * *	(3) (3) (3)	195,000 300,000 180,000		— — —

Kurt L. Bagwell Chief Operating Officer	2004 2003 2002	260,000 242,000 242,000	175,000 130,000 —	(2)	* * *	(4) (4) (4)	85,000 130,000 186,669	(5)	— — —

Thomas P. Hunt Senior Vice President and General Counsel	2004 2003 2002	258,000 240,000 240,000	110,000 120,000 120,000		* * *	(6) (6) (6)	75,000 110,000 106,667	(8)	— 935,650 —	(7)

Anthony J. Macaione(9) Senior Vice President and Chief Financial Officer	2004 2003 2002	152,144 — —	72,250 — —		* — —	(10)	75,000 — —		— — —

Jason V. Silberstein Vice President — Property Management	2004 2003 2002	131,000 126,000 126,000	165,000 131,000 53,625		* * *	(11) (11) (11)	55,000 80,000 25,001	(12)	— — 23,625	(13)

*	Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer.
(1)	Bonuses are reflected in the year in which they are earned, not the year in which they are paid.
(2)	Officer elected to receive stock options instead of annual cash bonus.
(3)	Represents value of health insurance and medical reimbursements not generally provided to all employees: $9,675 in 2004, $9,776 in 2003 and $10,400 in 2002.
(4)	Represents value of health insurance and medical reimbursements not generally provided to all employees: $2,814 in 2004, $13,817 in 2003 and $10,740 in 2002.
(5)	Includes 106,669 shares reserved for issuance under options granted on December 19, 2002 pursuant to our stock option exchange program.
(6)	Represents value of health insurance and medical reimbursements not generally provided to all employees: $2,269 in 2004, $7,403 in 2003 and $25,344 in 2002.
(7)	This amount constitutes the difference between $1,000,000 and the aggregate value of all vested options and restricted stock held by Mr. Hunt as of September 19, 2003. This amount was paid to Mr. Hunt as required under the terms of his employment agreement.
(8)	Includes 66,667 shares reserved for issuance under options granted on December 19, 2002 pursuant to our stock option exchange program.
(9)	Mr. Macaione joined SBA and was appointed Senior Vice President and Chief Financial Officer effective April 19, 2004.
(10)	Represents value of health insurance and medical reimbursements not generally provided to all employees: $6,474 in 2004.

(11)	Represents value of health insurance and medical reimbursements not generally provided to all employees: $3,313 in 2004, $2,577 in 2003 and $695 in 2002.
(12)	Includes 5,001 shares reserved for issuance under options granted on December 19, 2002 pursuant to our stock option exchange program.
(13)	Represents a portion of Mr. Silberstein’s 2002 bonus that was paid in shares of our Class A Common Stock instead of cash.

Stock Option Grants and Exercises

The following table provides certain information concerning individual grants of stock options under our 2001 Equity Participation Plan made during the year ended December 31, 2004 to the Named Executive Officers:

Option Grants in Last Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted To Employees In Fiscal Year (2)	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3) ($)
					5%	10%
Jeffrey A. Stoops	195,000	17.9%	4.25	2/11/2014	521,196	1,320,814
Kurt L. Bagwell	85,000	7.8%	4.25	2/11/2014	227,188	575,739
Thomas P. Hunt	75,000	6.9%	4.25	2/11/2014	200,460	508,005
Anthony J. Macaione	75,000	6.9%	4.30	4/19/2014	202,819	513,982
Jason V. Silberstein	55,000	5.1%	4.25	2/11/2014	147,004	372,537

(1)	These options vest in four equal annual installments on each of the first through fourth anniversaries of the grant date.
(2)	The total number of options granted to employees for the fiscal year ended December 31, 2004 was 1,089,000 options.
(3)	The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of our Class A Common Stock appreciates in value from the grant date at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of SBA’s Class A Common Stock or the ultimate value realized by a Named Executive Officer from stock options.

The following table provides information regarding the options exercised by the Named Executive Officers during fiscal 2004 and the value of options outstanding for such individuals at December 31, 2004:

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options At Fiscal Year-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey A. Stoops	—	—	376,054	518,125	538,500	3,015,600
Kurt L. Bagwell	12,500	25,875	79,131	241,103	339,124	1,244,492
Thomas P. Hunt	—	—	60,833	190,834	240,116	1,012,268
Anthony J. Macaione	—	—	—	75,000	—	373,500
Jason V. Silberstein	—	—	49,662	131,037	236,085	743,289

(1)	Based on the closing price of SBA’s Class A Common Stock on December 6, 2004 of $10.07.
(2)	Based on the closing price of SBA’s Class A Common Stock on December 31, 2004 of $9.28.

Employment Agreements

Mr. Stoops has executed an employment agreement with us that currently expires on December 31, 2005. This agreement automatically renews for successive three-year terms, unless either we or Mr. Stoops provides written notice to the other party at least 180 days prior to the end of the term. Under his employment agreement, Mr. Stoops is entitled to receive a base salary and an annual cash bonus based on achievement of performance criteria established by the Board of Directors. The cash bonus paid to Mr. Stoops is not permitted to exceed his base annual salary. The employment agreement provides that upon our termination of his employment without cause, or Mr. Stoops’ resignation for good reason, we will pay Mr. Stoops an amount equal to three times the sum of his annual base salary, plus reference bonus (as defined in the agreement) plus the value of other health, medical and other fringe benefits. Upon a change in control, the agreement is automatically extended for three years. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

Mr. Bagwell has executed an employment agreement with us that currently expires on December 31, 2006. This agreement automatically renews for successive two-year terms, unless either we or Mr. Bagwell provides written notice to the other party at least 180 days prior to the end of the term. Under his employment agreement, Mr. Bagwell is entitled to receive a base salary and an annual cash bonus based on achievement of performance criteria established by SBA. The employment agreement provides that upon our termination of his employment without cause, or Mr. Bagwell’s resignation for good reason, we will pay Mr. Bagwell an amount equal to two times the sum of his annual base salary, plus reference bonus (as defined in the agreement) plus the value of other health, medical and other fringe benefits. Upon a change in control, the agreement is automatically extended for two years. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

Mr. Hunt has executed an employment agreement with us that currently expires on December 31, 2006. This agreement automatically renews for successive two-year terms, unless either we or Mr. Hunt provides written notice to the other party at least 180 days prior to the end of the term. Under his employment agreement, Mr. Hunt is entitled to receive a base salary and an annual cash bonus based on achievement of performance criteria established by SBA. The employment agreement provides that upon our termination of his employment without cause, or Mr. Hunt’s resignation for good reason, we will pay Mr. Hunt an amount equal to two times the sum of his annual base salary, plus reference bonus (as defined in the agreement) plus the value of other health, medical and other fringe benefits. Upon a change in control, the agreement is automatically extended for two years. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

COMPENSATION COMMITTEE REPORT

Overview

The Compensation Committee (the “Committee”) establishes salaries, incentives and other forms of compensation for our executive officers, all of whom are included as Named Executive Officers in this proxy statement, and for our Chief Accounting Officer (the “Officer Group”). This includes awards under SBA’s equity-based compensation plans. The Committee’s policy is to insure that compensation programs contribute directly to the success of SBA, including enhanced share value. The Committee’s responsibilities are set forth in a written charter that has been adopted by the Committee and the Board. A copy of this charter is available on our website at www.sbasite.com. We periodically review and revise this charter.

The Committee’s membership is determined by the Board and is composed entirely of independent directors. The Committee is currently comprised of four independent directors. The Committee Chairperson reports on Committee actions and recommendations at Board meetings.

The Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee in fulfilling its duties and responsibilities. In connection with the Committee’s deliberations for 2004 and 2005 compensation, the Committee directly selected and retained Mercer Human Resource Consulting (“Mercer”), an independent compensation consulting firm, to advise the Committee on trends in the compensation area and to collect and analyze data regarding base salary and total compensation levels at the companies which comprised our comparator group (as described below). In addition, Mercer advised the Committee on industry developments regarding the use of equity-based compensation and valuation of stock options. Mercer reports directly to the Committee. We believe that the use of an independent consultant provides additional assurance that our programs are reasonable and consistent with the Company’s objectives.

Philosophy

Our compensation programs are designed to:

•	Provide competitive compensation and benefits to attract and retain the highest quality officers;

•	Provide variable pay opportunities through bonus plans and incentive plans that reward performers who contribute to superior Company results; and

•	Establish an appropriate relationship between compensation and the creation of long-term shareholder value.

Accordingly, the total compensation of the Officer Group has been set at levels that are intended to be competitive with companies of similar size and complexity. In order to establish total compensation levels, we reviewed compensation practices at selected peer companies in the tower and wireless telecommunications industries and a broader group of companies of similar revenue size as SBA. The comparator group used in these analyses is more extensive than the list of companies comprising the peer group used in the stock performance graph in this proxy statement as the Committee believes that the market for top tier executive talent is broader than our direct industry competitors. We do not target a specific position in the range of comparative data for each individual or for each component of compensation; although as a starting point in our most recent deliberations we considered as competitive a range of base salary and total compensation of 80% to 125% of the median base salary and total compensation of the comparator group. We believe that compensation decisions are complex and best made after deliberate review of Company performance and industry compensation levels. We establish individual amounts in light of the comparative data and such other factors as level of responsibility, prior experience, and our judgment as to individual performance.

To achieve its policy goals, the Committee has utilized salary, cash bonuses and grants of stock options. The Committee has focused on the establishment of salaries and other items of compensation that are externally competitive and internally equitable for each member of our Officer Group. We do not currently provide the Officer Group with other long term incentive compensation other than the ability to contribute their earnings to SBA’s 401(k) Plan or participate in SBA’s Employee Stock Purchase Plan.

Executive Compensation Components and Practices (other than the Chief Executive Officer)

Salaries.  For fiscal year 2004, the Committee reviewed salary recommendations for each member of our Officer Group (other than the Chief Executive Officer) and then approved such recommendations, with modifications that it deemed appropriate. The salary recommendations were made by the Chief Executive Officer. Salaries were determined based on a comparator group analysis of base salaries and total compensation packages, evaluations of each individual officer, market changes and the economic and business conditions affecting SBA at the time of the evaluation. Evaluations of each individual officer are based on a relative valuing of the duties and responsibilities of such officer, such officer’s role in developing and implementing SBA’s overall business strategy and such officer’s past and expected future performance.

As reflected in the “Executive Compensation Table” above, the salary increases of the Officer Group (other than the Chief Executive Officer) in 2004 ranged from 4.0% to 7.5%, after having been flat in 2003 compared to 2002. As a result of its review of the comparator group analysis and market changes in the base salaries, the Committee approved these increases in order to provide salaries to the Company’s Officer Group (other than the Chief Executive Officer) which the Committee deemed competitive and in line with its philosophy. For 2005, the Committee conducted a similar analysis and, based on such analysis, has approved an average salary increase of 3.5% for each member of the Officer Group (other than the Chief Executive Officer).

Bonuses.  Based upon recommendation of the Chief Executive Officer, the Committee establishes target annual incentive opportunities, expressed as a percent of base salary, for each member of the Officer Group (other than the Chief Executive Officer). These opportunities are established in accordance with SBA’s guiding principles and are set in much the same manner as described for salary structures and annual salary adjustments. For most officers in the Officer Group, target annual bonus potentials range from approximately 50% to 100% of base salary.

Annual incentive opportunities are tied directly to the achievement of individual and Company-wide financial and strategic performance targets that are established at the beginning of each year by the Committee based on recommendations from the Chief Executive Officer.

At the end of each year, the Chief Executive Officer provides the Committee with his recommendations regarding the performance of each member of the Officer Group (other than the Chief Executive Officer) against his or her performance targets and the amount of bonus to be paid to such officer. The determination by the Committee of the actual bonus paid is subjective after consideration of the goals previously established and the recommendations of the Chief Executive Officer, with the exception of the bonus paid to Mr. Silberstein. The annual cash bonus of Mr. Silberstein, who heads our tower leasing efforts, is determined pursuant to a formula that measures the net revenue added to our tower portfolio from new tenant leases and amendments to existing tenant leases.

In January and February of 2005, the Committee reviewed the accomplishments of each member of the Officer Group during 2004 against the performance goals established at the beginning of the year. The Committee reviewed a number of factors, including the following:

•	the significant increase in site leasing revenue;

•	the performance of the services segment and the successful exit by SBA of its services business in the western U.S.;

•	the successful restart of our new build initiative and the progress made on acquiring towers and purchasing land leased under the Company’s towers;

•	the Company’s successful refinancing activities in 2004;

•	the year over year growth of the Company’s Adjusted EBITDA;

•	the successful reduction of the Company’s leverage, net interest expense and decrease in weighted average cost of debt;

•	the improvement in the Company’s cash flow from operating activities;

•	the Company’s operational leasing results, particularly the number of leases and amendments to leases executed and the rents paid; and

•	the Company’s implementation of its Sarbanes-Oxley 404 requirements and the resulting attestation by the Company’s auditors.

Based upon this review, the bonuses paid to our Officer Group (other than the Chief Executive Officer) for 2004 results ranged from 65% to 124% of their target bonus potential.

Equity-Based Compensation.  The Committee’s philosophy is that a portion of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards so as to align the financial interests of our officers with those of our shareholders. The Committee believes that providing executives with the opportunities to acquire significant stakes in our growth and prosperity (through grants of stock options), while maintaining other elements of our compensation program at externally equitable levels, will incentivize and reward officers for sound business management, develop a high-performance team environment, the accomplishment of short-term and long-term strategic and operational objectives and improvement in shareholder value which are essential to our ongoing success. In conjunction with the 2004 and 2005 stock option grants, the Committee evaluated the use of stock options as compared to restricted stock. After a consideration of the relevant tax, accounting, dilution, valuation, incentive and other considerations, the Committee concluded for 2004 and 2005 that stock option awards were the appropriate form of equity-based, long-term incentive compensation.

In general, stock options for our Officer Group are granted at least at the prevailing market price on the grant date and thus will only have value if our stock price increases. Generally, grants vest in equal amounts over a period of four years. The Committee grants options to continuing employees once per year, typically in the first fiscal quarter. The Committee specifically sets the awards to the Officer Group and authorizes the Chief Executive Officer to award the remainder of the annual option grants using his discretion as to the number of recipients and the amount of the individual awards. In determining the Officer Group grants, the Committee considered the percentage of the total annual grant to all employees that was to be awarded to the Officer Group, established the absolute number of options to be awarded to the Chief Executive Officer and approved the Chief Executive Officer’s recommended allocation of the remainder of the Officer Group award to the other individual members of the Officer Group. In making such determination, the Committee considered the value of such option grants based on a Black-Scholes multiple of base salary compensation analysis. The Committee compared all of this information to comparative group data compiled by Mercer. In 2005, the Committee discussed general guidelines for the number of options to be awarded to the Officer Group through 2007. In determining the aggregate amount of options to be awarded Company-wide each year, the Committee carefully considers the dilutive impact of stock options on the Company’s shareholder base and determines the appropriate aggregate amount of options to be awarded as a percentage of outstanding shares. For 2004 and 2005, that percentage was 2.0% of common shares then outstanding.

Compensation of Chief Executive Officer

The Committee fixes the base salary of the Chief Executive Officer based on a review of competitive compensation data, the Chief Executive Officer’s overall compensation package, his employment agreement and the Committee’s assessment of his past performance and its expectation as to his future performance in leading SBA. The Committee does not assign a specific weight to any individual factor. In connection with this process, the Chief Executive Officer presents the Committee with a self-assessment of his performance during the applicable fiscal year and his proposed goals for SBA during the next fiscal year.

The Committee establishes the Chief Executive Officer’s base salary based upon the same criteria and comparator group analysis that it uses for the establishment of the base salaries of the other members of the Officer Group. As a result of its review in early 2004, the Committee increased Mr. Stoops’ base salary for 2004 by 7.5% after having been flat in 2003 compared to 2002. As a result of its review in early 2005, the Committee increased Mr. Stoops’ base salary for 2005 by approximately 2.5%.

In January and February of 2005, the Committee reviewed Mr. Stoops’ 2004 performance against his performance goals established at the beginning of 2004. In addition to the Company’s 2004 financial and operational achievements discussed above, the Committee considered a number of additional factors in evaluating Mr. Stoops’ bonus for 2004, including the following:

•	the reduction of the Company’s equity free cash flow deficit;

•	the significant reduction in the Company’s net debt to annualized Adjusted EBITDA leverage ratio during the year;

•	the effective use of the Company’s equity to reduce leverage and increase its tower portfolio; and

•	additions to the senior management team.

Based on all of these factors, the Committee determined that Mr. Stoops met or exceeded his goals, taken as a whole, and awarded him 100% of his 2004 bonus potential.

In addition, the Committee granted options to purchase 175,000 shares of common stock to Mr. Stoops at the current market price, which will vest over a 4 year period. In determining this grant, the Committee considered the same criteria and performed the same analysis as it did with respect to the remainder of the Officer Group as described above.

Adjustments for Unusual Items

Consistent with past practice, we adjusted certain financial measurements and operational results on which 2004 bonuses and performance awards were determined to eliminate the effect of certain unusual items. The adjustments are intended to ensure that award payments represent the underlying growth of the core business and are not artificially inflated or deflated due to such unusual items either in the award year or the previous (comparator) year. For the 2004 awards calculation, we adjusted our cash flow from operating activities (from which we derive equity free cash flow) to exclude the early interest payment associated with the early tender for our 10.25% notes and the non-cash effect of the change in the accounting methodology for ground leases.

Deductibility Cap on Executive Compensation

Under U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1 million to the Named Executive Officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. The

2001 Equity Participation Plan is currently qualified so that awards under such Plan constitute performance-based compensation not subject to the deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Although the Committee has not adopted any specific policy with respect to the application of Section 162(m), the Committee generally seeks to structure executive compensation to the Company’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). We may make payments that are not fully deductible if, in our judgment, such payments are necessary to achieve our compensation objectives and to protect shareholder interests.

Summary

The Committee and the Board believe that the caliber and motivation of all our employees, and especially our executive leadership, are essential to the Company’s performance. We believe our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace. The Committee believes that SBA’s overall executive compensation philosophy and programs are market competitive, performance-based, and shareholder aligned. Accordingly, the Committee believes that SBA will continue to attract, motivate, and retain high caliber executive management to serve the interests of the Company and its shareholders. We will continue to evolve and administer our compensation program in a manner that we believe will be in shareholders’ interests and worthy of shareholder support.

The Compensation Committee

Brian C. Carr

Philip L. Hawkins

Jack Langer

Steven E. Nielsen

April 8, 2005

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2004 we did not have any relationships or transactions with any of our executive officers or directors that were required to be reported pursuant to Item 404 of Regulation S-K.

During 2005, we expect to pay Cliff Bernstein, Steven E. Bernstein’s brother, up to an aggregate amount of $80,000 in connection with his employment at SBA.

PERFORMANCE GRAPH

SBA’s Class A Common Stock began trading on The Nasdaq National Market System on June 16, 1999 when its initial public offering commenced. The following graph shows the total return to shareholders of an investment in SBA’s Class A Common Stock as compared to (i) an investment in the Nasdaq Composite Index; (ii) an investment in a peer group made up of American Tower Corporation, Crown Castle International Corporation, Global Signal, Inc.(1) and SpectraSite, Inc.(2) (the “New Peer Group”) and (iii) an investment in a peer group made up of American Tower Corporation and Crown Castle International Corporation (the “Old Peer Group”). We selected the New Peer Group to replace the Old Peer Group which we used in our 2004 proxy statement. The New Peer Group was selected because it is a comprehensive peer group comprised of all of the public comparable companies in the business of owning and operating wireless communications towers, including companies that have recently emerged from bankruptcy proceedings.

Total shareholder return is determined by dividing (i) the sum of (A) the cumulative amount of dividends for a given period (assuming dividend reinvestment) and (B) the change in share price between the beginning and end of the measurement period, by (ii) the share price at the beginning of the measurement period.

	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004
SBA Communications Corporation	$219.00	$69.44	$2.19	$20.05	$49.49
Nasdaq Stock Market — US	$60.31	$47.84	$33.07	$49.45	$53.81
New Peer Group	$103.56	$32.74	$11.80	$34.02	$53.88
Old Peer Group	$103.56	$32.74	$11.80	$35.36	$56.46

Reflects $100 invested on December 31, 1999 in (i) the Class A Common Stock of SBA, (ii) the basket of companies comprising the Nasdaq Stock Market Index, (iii) the companies comprising the Old Peer Group and (iv) the companies comprising the New Peer Group (except for those companies that were added into the New Peer Group subsequent to December 31, 1999 as discussed below).

(1)	Global Signal, Inc. emerged from Chapter 11 bankruptcy in 2002 and completed its initial public offering in June 2004. Information about Global Signal is included in the New Peer Group beginning in June 2004.
(2)	SpectraSite, Inc. emerged from Chapter 11 bankruptcy in February 2003, at which time it canceled its outstanding common stock and issued new common stock in accordance with its plan of reorganization. Information about SpectraSite is included in the New Peer Group beginning in February 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 15, 2005 by (i) each of our directors and nominees, (ii) each Named Executive Officer, (iii) all of our current directors and executive officers as a group, and (iv) each person known by us to be the beneficial owner of more than five percent (5%) of the shares outstanding of Common Stock. Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the indicated shares.

As of March 15, 2005, we had 65,411,281 shares of Class A Common Stock outstanding.

Name	Number of Shares Beneficially Owned (1)		Percent of Common Stock
Steven E. Bernstein	3,561,801	(2)(3)	5.4%
Jeffrey A. Stoops	1,926,685	(4)	2.9%
Donald B. Hebb, Jr.	80,859	(5)	*
Steven E. Nielsen	65,000	(6)	*
Brian C. Carr	10,000	(7)	*
Jack Langer	10,000	(8)	*
Duncan H. Cocroft	0		*
Philip L. Hawkins	0		*
Kurt L. Bagwell	153,524	(9)	*
Thomas P. Hunt	133,559	(10)	*
Anthony J. Macaione	18,750	(11)	*
Jason V. Silberstein	101,588	(12)	*
All current directors and executive officers as a group (12 persons)	6,061,766	(13)	9.1%
Richard B. Worley.	8,261,187	(14)	12.6%
Goldman, Sachs & Co.	5,778,515	(15)	8.8%
Longwood Investment Advisors, Inc.	4,179,050	(16)	6.4%
Baron Capital Group, Inc.	3,950,400	(17)	6.0%

*	Less than 1% of outstanding shares.

Except as otherwise indicated, the address of each person named in this table is c/o SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487.

(1)	In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable within 60 days after March 15, 2005 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.
(2)	This number includes shares owned by the Bernstein Family Charitable Foundation.
(3)	This number includes options to purchase 260,565 shares of Class A Common Stock that are exercisable within 60 days after March 15, 2005.
(4)	This number includes options to purchase 544,804 shares of Class A Common Stock that are exercisable within 60 days after March 15, 2005.
(5)	This number includes 40,169 shares of Class A Common Stock owned by Hebb Family, L.P over which Mr. Hebb has shared voting and investment power. This number also includes options to purchase 39,556 shares of Class A Common Stock that are exercisable within 60 days after March 15, 2005.

(6)	Mr. Nielsen shares voting and investment power with respect to 10,000 shares of Class A Common Stock with his spouse. This number also includes options to purchase 55,000 shares of Class A Common Stock that are exercisable within 60 days after March 15, 2005.
(7)	This number includes options to purchase 10,000 shares of Class A Common Stock that are exercisable within 60 days after March 15, 2005.
(8)	This number includes options to purchase 10,000 shares of Class A Common Stock that are exercisable within 60 days after March 15, 2005.
(9)	This number includes options to purchase 134,548 shares of Class A Common Stock that are exercisable within 60 days after March 15, 2005.
(10)	This number includes options to purchase 107,083 shares of Class A Common Stock that are exercisable within 60 days after March 15, 2005.
(11)	This number includes options to purchase 18,750 shares of Class A Common Stock that are exercisable within 60 days after March 15, 2005.
(12)	This number includes options to purchase 88,412 shares of Class A Common Stock that are exercisable within 60 days after March 15, 2005.
(13)	This number includes options to purchase 1,268,718 shares of Class A Common Stock that are exercisable within 60 days after March 15, 2005.
(14)	This number is based solely on the Form 4 filed with the Commission on March 3, 2005, as amended, by Richard B. Worley, Permit Capital Telecom, L.P., Permit Capital GP, L.P., Permit Capital GP, Inc. According to the Form 4, Richard B. Worley owns 1,730,600 shares of Class A Common Stock, Permit Capital Telecom, L.P. owns 6,450,000 shares of Class A Common Stock and Permit Capital Enterprise Fund, L.P. owns 80,587 shares of Class A Common Stock. Mr. Worley may be deemed to beneficially own the shares owned by Permit Capital Telecom, L.P. and/or by Permit Capital Enterprise Fund, L.P. as (i) Mr. Worley is the sole stockholder of Permit Capital GP, Inc., (ii) Permit Capital GP, Inc. is the general partner of Permit Capital GP, L.P., and (iii) Permit Capital, GP, L.P. is the general partner of Permit Capital Telecom, L.P. and Permit Capital Enterprise Fund, L.P. Mr. Worley disclaims beneficial ownership of any shares of Class A Common Stock held by Permit Capital Telecom, L.P. or Permit Capital Enterprise Fund, L.P. The principal business address of each of the foregoing is 100 Front Street, Suite 1430, West Conshohocken, Pennsylvania 19428.
(15)	This number is based solely on the Schedule 13G filed with the Commission on February 14, 2005 by Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. According to the Schedule 13G, Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. have sole voting power with respect to 5,776,515 shares of Class A Common Stock and sole dispositive power with respect to 5,778,515 shares of Class A Common Stock. The principal business address of each of the foregoing is 85 Broad Street, New York, New York 10004.
(16)	This number is based solely on the Schedule 13G filed with the Commission on February 15, 2005. According to the Schedule 13G, Longwood Investment Advisors, Inc. has sole voting and dispositive power with respect to 4,179,050 shares of Class A Common Stock. The principal business address of Longwood Investment Advisors, Inc. is 1275 Drummers Lane, Suite 207, Wayne, Pennsylvania 19087.
(17)	This number is based solely on the Schedule 13G filed with the Commission on February 14, 2005 by Baron Capital Group, Inc., BAMCO, Inc. and Ronald Baron. Accordingly to the Schedule 13G, Baron Capital Group, Inc. and Ronald Baron each have shared voting power with respect to 3,870,400 shares and shared dispositive power with respect to 3,950,400 shares of Class A Common Stock and BAMCO, Inc. has shared voting power with respect to 3,795,000 shares and shared dispositive power with respect to 3,875,000 shares of Class A Common Stock. The principal business address of each of the foregoing is 767 Fifth Avenue, New York, New York 10153.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Ernst & Young LLP has been selected by our Audit Committee to serve as our independent certified public accountant for the fiscal year ending December 31, 2005. Ernst & Young LLP also served as our independent certified public accountant for the fiscal year ended December 31, 2004. Representatives from Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire, and will be available to answer questions.

GENERAL INFORMATION

Other Matters.  The Board of Directors does not intend to present any matter for action at this meeting other than the matters described in this proxy statement. If any other matters properly come before the annual meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

Contacting the Board of Directors.  Shareholders may communicate with the Board of Directors by directing their communications in a hard copy (i.e., non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our principal executive office located at 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487. A shareholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of Common Stock of SBA. Our Corporate Secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (i) the purchase or sale of products or services, (ii) communications from landlords relating to our obligations or the obligations of one of our subsidiaries under a lease, (iii) communications from tenants relating to our obligations or the obligations of one of our subsidiaries under a lease, (iv) communications from suppliers or vendors relating to our obligations or the obligations of one of our subsidiaries to such supplier or vendor, (v) communications from pending or threatened opposing parties in legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (vi) any other communications that the Corporate Secretary deems, in his or her reasonable discretion, unrelated to the business of SBA. The Corporate Secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relates to our accounting and auditing practices shall also be sent directly to the Chairman of the Audit Committee, whether or not it was directed to such person.

Multiple Shareholders Sharing the Same Address.  Regulations regarding the delivery of copies of proxy materials and annual reports to shareholders permit us, banks, brokerage firms and other nominees to send one annual report and proxy statement to multiple shareholders who share the same address under certain circumstances. This practice is known as “householding.” Shareholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a shareholder wishes to revoke a “householding” consent previously provided to a bank, broker or other nominee, the shareholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. In any event, if a shareholder wishes to receive a separate proxy statement for the 2005 Annual Meeting of Shareholders or a 2004 Annual Report, the shareholder may receive printed copies by contacting SBA Communications Corporation, Investor Relations, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487 by mail or by calling (561) 995-7670.

Any shareholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact SBA Communications Corporation Investor Relations by mail or telephone as instructed above. Any shareholders sharing an address whose shares of Common Stock are held by a bank, broker or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

Shareholder Proposals for 2006 Annual Meeting.  Shareholder proposals should be sent to SBA at the address set forth in the Notice of Annual Meeting of Shareholders. The deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, for inclusion in our proxy statement for the 2006 Annual Meeting of Shareholders is December 16, 2005. Additionally, SBA must receive notice of any shareholder proposal to be submitted at the 2006 Annual Meeting of Shareholders (but not required to be included in our proxy statement) by March 1, 2006, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Expenses of Solicitation.  Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by our directors, officers and regular employees. The entire cost of solicitation will be borne by SBA.

By Order of the Board of Directors,

STEVEN E. BERNSTEIN

Chairman

Boca Raton, Florida

April 15, 2005

SBA COMMUNICATIONS CORPORATION

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven E. Bernstein and Jeffrey A. Stoops, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of Class A common stock, $0.01 par value, of SBA Communications Corporation, a Florida corporation (“SBA”), which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida at 10:00 a.m., local time, on Wednesday, May 18, 2005, or any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to cast if personally present upon the matters referred to on this proxy and, in their discretion, upon any other business as may come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1.

Proposal 1 — To elect as directors of SBA nominees #01 and 02 to serve a term of three years and nominee #03 to serve a term of one year and, in each case, until their successors are duly elected and qualified.

FOR	WITHHOLD AUTHORITY	EXCEPTION	(01) Steven E. Bernstein (02) Duncan H. Cocroft (03) Philip L. Hawkins
☐	☐	☐

Instructions: To withhold authority to vote for an individual nominee mark “Exception” and write that nominee’s number in the space provided above.

Proposal 2 — In their discretion the individuals designated to vote this proxy are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the proposals as set forth herein.

The undersigned acknowledges receipt of Notice of Annual Meeting of Shareholders, dated April 15, 2005, and the accompanying Proxy Statement.

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

SIGNATURE:	DATE:	SIGNATURE:	DATE: